Exhibit 10.6

LETTER AGREEMENT

[Date]

The Executive Compensation Committee of the Gannett Board of Directors has approved an award of Performance Shares (referred to herein as “Stock Units”) to you under the 2001 Omnibus Incentive Compensation Plan, as set forth below.

This Letter Agreement and the enclosed Terms and Conditions effective as of [date], constitute the formal agreement governing this award.

Please sign both copies of this Letter Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned.

Please keep the enclosed Terms and Conditions for future reference. Until further notice they will apply to any future grants you receive.

Stock Units Granted:	Location:

Grant Date:

Stock Unit Commencement Date:

Stock Unit Expiration Date:

Number of Shares:

Gannett Co., Inc.

By:
Employee’s Signature		Roxanne V. Horning
Vice President/Compensation and Benefits

STOCK UNITS

TERMS AND CONDITIONS

Under the

Gannett Co., Inc.

2001 Omnibus Incentive Compensation Plan

These Terms and Conditions, dated                          , 2004, govern the grant of Performance Shares (referred to herein as “Stock Units”) under the 2001 Omnibus Incentive Compensation Plan (the “Plan”) to Gannett employees, as set forth below.

1. Grant of Stock Units. Pursuant to the provisions of (i) the Plan, (ii) the individual Letter Agreements governing each grant, and (iii) these Terms and Conditions, the Company has granted to the Employee the number of Stock Units set forth on the applicable Letter Agreement. Each Stock Unit shall entitle the Employee to receive from the Company one share of the Company’s common stock (“Common Stock”) upon the expiration of the Incentive Period, as defined below.

2. Incentive Period. Except as otherwise provided in Section 13 below, the Incentive Period in respect of the Stock Units shall commence on the Stock Unit Commencement Date specified in the Letter Agreement and end on the Stock Unit Expiration Date specified in the Letter Agreement.

3. Dividend Equivalents. So long as the Stock Units have not been cancelled, the Employee shall be entitled to receive payment from the Company in an amount equal to each cash dividend the Company would have paid to such Employee had the Employee, on the record date for the payment of such dividend, owned of record the shares of Common Stock which are issuable under such Stock Units. Each such payment shall be made by the Company on the payment date of the cash dividend in respect of which it is to be made, or as soon as practicable thereafter. Payments under this Section 3 shall be net of all taxes which the Company is required by law to withhold by reason of such payments.

4. Delivery of Shares. The Company shall deliver to the Employee a certificate or certificates for the number of shares of Common Stock equal to the number of Stock Units upon the Stock Unit Expiration Date and upon receipt by the Company from the Employee of payment of the full amount of taxes which the Company is required by law to withhold by reason of such delivery.

5. Cancellation of Stock Units. Except as provided in Sections 6 and 13 below, or except as otherwise determined by the Executive Compensation Committee of the Company (the “Committee”) in its sole discretion, all Stock Units granted to the Employee shall automatically be cancelled upon termination of the Employee’s employment with the Company or any of its subsidiaries prior to the Stock Unit Expiration Date, and in such event the Employee shall not be entitled to receive any shares of Common Stock in respect thereof.

6. Death, Disability, Retirement, Leaves. In the event that the employment of the Employee shall terminate prior to the Stock Unit Expiration Date by reason of death, permanent disability (as determined under the Company’s Long Term Disability Plan) or retirement at or after age 65 or early retirement at or after age 55 in accordance with the Company’s policies, the Employee shall be entitled to receive at the time of the Employee’s termination of employment the number of shares of Common Stock equal to the product of (i) the total number of shares in respect of such Stock Units which the Employee would have been entitled to receive upon the expiration of the Incentive Period had the Employee’s employment not terminated, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Stock

Unit Commencement Date and the date that employment terminated, and the denominator of which shall be the number of full calendar months from the Stock Unit Commencement Date to the Stock Unit Expiration Date.

In the event that the Employee takes a leave of absence from his or her employment, unless otherwise determined in advance by the Company, the Employee shall be entitled to receive, upon the expiration of the Incentive Period, the number of shares of Common Stock equal to the product of (i) the total number of shares in respect of such Stock Units which the Employee would have been entitled to receive upon the expiration of the Incentive Period had the Employee not taken a leave of absence, and (ii) a fraction, the numerator of which shall be the number of full calendar months from the Stock Unit Commencement Date to the Stock Unit Expiration Date, less the number of full calendar months constituting the leave of absence, and the denominator of which shall be the number of full calendar months from the Stock Unit Commencement Date to the Stock Unit Expiration Date.

7. Non-Assignability. Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

8. Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Stock Units unless and until certificates for shares of Common Stock are issued to him or her.

9. Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Stock Units shall be granted, the number of Stock Units, and the Incentive Period, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan shall not create a right to further employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause; (d) the Employee’s participation in the Plan is voluntary; (e) the Stock Units are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; and (f) the future value of the Stock Units is unknown and cannot be predicted with certainty.

10. Effect of Plan and these Terms and Conditions. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Committee to adjust awards and to make interpretations and other determinations with respect to all matters relating to the applicable Letter Agreements, these Terms and Conditions, the Plan and awards made pursuant thereto. These Terms and Conditions shall apply to grants of Stock Units made to the Employee from the date hereof until such time as revised Terms and Conditions are effective.

11. Notices. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107, and if to the Employee shall be addressed to the Employee at his or her address as it appears on the Company’s records.

12. Successors and Assigns. The applicable Letter Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the

Company and, to the extent provided in Sections 6 and 7 hereof, to the heirs, legatees and personal representatives of the Employee.

13. Change in Control Provisions.

Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to all Stock Units granted under the attached Letter Agreement.

(a) Definitions.

As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (iv) any acquisition pursuant to a transaction that complies with Sections 13(a)(iii)(A), 13(a)(iii)(B) and 13(a)(iii)(C);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Participant in the Plan who participates in any group conducting a management buyout of Gannett under the terms of which Gannett ceases to be a public company may claim that such buyout is a Change in Control under the Plan and no such Participant shall be entitled to any payments or other benefits under the Plan as a result of such buyout.

(b) Acceleration Provisions. In the event of the occurrence of a Change in Control, the vesting of the Stock Units shall be accelerated and subject to Section 13(c), there shall be paid out to the Employee within thirty (30) days following the effective date of the Change in Control, the full number of shares of Common Stock subject to the Stock Units.

(c) Limitation on Acceleration and Payment.

The benefits that may accrue to the Employee under this Section 13 may be affected by the “Limited Vesting” provisions of Sections 15.3 and 15.4 of the Plan.

(d) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 13, whether or not initiated by the Employee.

(e) Employment Agreements. The provisions of this Section 13 shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Employee under an employment agreement with the Company that contains specific provisions applying to Plan awards in the case of any change in control or similar event, and if there is any conflict between the terms of such employment agreement and the terms of this Section 13, the employment agreement shall control.

14. Grant Subject to Applicable Regulatory Approvals. Any grant of Stock Units under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee’s country. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Stock Units may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.

15. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.